Exhibit 99.01

Eastman Announces Board Changes

KINGSPORT, Tenn., Dec. 2, 2011 – The Board of Directors of Eastman Chemical Company (NYSE:EMN) has elected Julie Fasone Holder as a director. Holder, 58, is a retired senior executive of The Dow Chemical Company.

“With a career spanning more than thirty years, Julie is tremendously knowledgeable of the chemical and other related industries,” said Jim Rogers, Chairman and CEO. “Her vast industry experience and solid understanding of global business issues make her a valuable addition to our Board.”

Holder graduated from Michigan State University in 1975 with a bachelor’s degree in general business administration. Upon graduation, she joined Dow in the company’s sales organization. She quickly moved into management positions, holding a variety of roles which included leading multi-billion dollar businesses, marketing, sales, and human resources. Upon her retirement as Dow’s senior vice president, chief marketing, sales and reputation officer in 2009, Holder founded JFH Insights LLC, a consulting firm primarily dedicated to leadership coaching for high potential women executives.

Eastman also announced that Thomas H. McLain has resigned from the company’s Board of Directors. McLain has served on Eastman’s Board since 2004.

“On behalf of our Board, I want to thank Tom for his many years of service to Eastman,” said Rogers. “Eastman has benefited greatly from his many contributions and years of experience, and we wish him well in his future endeavors.”

Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day. Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions. The company is committed to finding sustainable business opportunities within the diverse markets and geographies it serves. A global company headquartered in Kingsport, Tenn., USA, Eastman had 2010 sales of $5.8 billion. For more information, visit www.eastman.com.

Contacts:
Media:  Tracy Broadwater
423-224-0498 / tkbroadwater@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com